Exhibit 99.1
News Release

For Immediate Release

For Further Information, Contact:
George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
FM LOGISTIC INDUSTRIAL PARK IN MOSCOW, RUSSIA

(MOSCOW) – The Moscow office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired FM Logistic Industrial Park from AIG European Real Estate Partners, LP. The 750,000 square-foot industrial/warehouse complex is located two miles from Sheremetyevo Airport, one of two large international airports in Moscow and the primary hub for cargo transport in Russia.

The complex was constructed in 1998-2004 by FM Logistic as the primary hub for the firm’s third-party logistics operations in Russia.  In 2006, FM Logistic completed a sale-leaseback with AIG.  The property is fully leased to FM Logistic through 2016.  Hines intends to continue the ongoing BRE Environmental Assessment Method (BREEAM) certification process, which, once completed, will mark the facility as the first industrial complex in Russia to receive this rating.

 “We are pleased to add this asset to our Russian portfolio,” said Hines Senior Vice President Lee Timmins.  “Everything about the property attracted us.  We are actively looking to acquire other assets with similar characteristics.”

 “FM Logistic Industrial Park is a special acquisition for Hines Global REIT because of the opportunity to invest in our first asset in Russia,” said Charles Hazen, president and CEO of Hines Global REIT.  “Hines Global REIT should benefit from the performance of this well-located, fully leased quality asset and the portfolio diversification it provides.”

 Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $550 million, which it invests in commercial real estate properties located in the United States and internationally.  FM Logistic represents the third international acquisition and seventh acquisition in total for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 106 cities in 17 countries, and controlled assets valued at approximately $23.7 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.